Exhibit 77.K

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On March 23, 2001, the Board of Trustees, and Audit Committee thereof, of Pilgrim Funds Trust ("Trust"), on behalf of the Funds, approved replacing Ernst & Young LLP with PricewaterhouseCoopers LLP as the Funds' certifying accountant. The change was part of standardizing the accountancy process to ensure that the Income Funds in the Pilgrim Fund complex shared the same certifying accountant. Ernst & Young LLP did not in the past two years issue a principal accountant's report that (i) contained an adverse opinion or a disclaimer of opinion, or (ii) was qualified or modified as to uncertainty, audit scope, or accounting principles. Also, during the past two years, the Funds had no disagreements with Ernst & Young LLP regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
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                                                                    Exhibit 77.K

May 29, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 77K of Form N-SAR for Pilgrim Funds Trust on behalf of Pilgrim National Tax-Exempt Bond Fund, Pilgrim Intermediate Bond Fund, Pilgrim High Yield Bond Fund, ING Pilgrim Money Market Fund and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing

                                        Very truly yours,

                                        /s/ Ernst & Young LLP